Exhibit 10.1

STRICTLY CONFIDENTIAL

Confidential Treatment Requested Under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2

Change Order Form # 12

Change order under Agreement dated: Fourth Amendment to Development and Clinical Supplies Agreement dated March 2, 2011

Between:  Radius Health, Inc and 3M

Project Name: For the development of Radius’s BA-058 compound delivered via 3M’s Microstructured Transdermal Delivery System

Change requested by: Radius

Name: Mark Tomai

Company:  3M

Date:  03 Feb 2012

Description of change:

Radius has requested further development of a ready-to-coat formulation for preparation of sMTS supplies with increased stability compared to the current formulation.

OBJECTIVE

Optimize a new formulation for sMTS-BA058 to target a scalable formulation with a final configuration that provides 2 years stability under refrigerated conditions and 3 month stability at [*]C.

BACKGROUND

Initial experiments in using excipients to stabilize the sMTS-BA058 drug product show that certain excipients can dramatically increase the stability of the drug product.  These changes need to be investigated and evaluated with container-closure system (CCS) options.

PROCEDURE

1.              A composition and coatability study designed as a factorial experiment examining the effect of API concentration and different excipients.

2.              A drying study to determine the effect of a drying step on the performance of the trial formulations will be completed.  The study will be started concurrently with Step 1, as coated arrays are prepared.

3.              A study evaluating the potential for terminal sterilization of trial formulations will be completed.  Generally, the FDA requires proof that terminal sterilization is not feasible prior to giving approval of a product prepared by aseptic techniques.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Therefore, this study needs to be completed to support strategic planning for development of the commercial product.

DELIVERABLES

•                  Formulations designed for improved stability.

•                  Development report describing viability of terminal sterilization for sMTS-BA058.

TIMING

The required effort in hours, duration of the study in months, and expected end dates (assuming a 01 Mar 2012 start date) for the major tasks covered by this work plan are summarized in the table below.

Task	Estimated Effort (hours)	Estimated Duration (months)	End Date
Composition and Coatability	[*]	3	20 May 2012
Terminal Sterilization Evaluation	[*]	2	27 May 2012
Drying Study	[*]	4	20 Jul 2012

Total elapsed time estimated: 4 months

Total hours estimated: [*] hours

Total direct costs: ~ $40,000

In all other respects, the terms and conditions of the Agreement remain in full force and effect.

Requested task, dates and costs are approved by:

Company: Radius Health, Inc		Company: 3M
Name: B. N. Harvey		Name: Mark Tomai

Signature:	/s/ B.N. Harvey	Signature:	/s/ Mark Tomai
Position: CFO		Position: Head of MTS Business Development

Date (dd/mm/yy): 23/02/12		Date (dd/mm/yy): 23/02/12

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.